Exhibit 99.1

Karuna Therapeutics Appoints Christopher J. Coughlin to its

Board of Directors

BOSTON—April 28, 2020—Karuna Therapeutics, Inc. (Nasdaq: KRTX), a clinical-stage biopharmaceutical company committed to developing novel therapies with the potential to transform the lives of people with disabling and potentially fatal neuropsychiatric disorders and pain, today announced the appointment of Christopher J. Coughlin to its board of directors. Mr. Coughlin will chair Karuna’s audit committee.

“We are thrilled to have Chris join our board,” stated Steve Paul, M.D., chief executive officer, president and chairman of Karuna Therapeutics. “Chris brings a broad range of experience in leading and advising companies of all sizes, including a number of successful pharmaceutical and biotechnology companies. His more than 25 years of experience and expertise in strategic financial transactions, acquisitions and divestures, and his strong accounting background will significantly add to the breadth of our current board as Karuna continues to progress and grow as a public company.”

“Karuna is doing remarkable work and its lead product has the potential to dramatically change the CNS treatment landscape,” stated Chris Coughlin. “Over the course of my career, I have had the opportunity to be a part of a number of companies and am excited to be joining Karuna’s board at this pivotal point as the company scales to meet its goal of delivering transformational therapies to patients. I look forward to working alongside other members of the board and company management to achieve better patient outcomes.”

Mr. Coughlin has served as a senior financial and operating executive at a number of global public companies and has served on the board of directors for many others. Most recently, he was executive vice president and chief financial officer of Tyco International Ltd., a global industrial and healthcare company. Prior to joining Tyco, Mr. Coughlin served as chief operating officer at Interpublic Group, a leading global advertising and market services holding company, as chief financial officer of Pharmacia Corporation, a major pharmaceutical company acquired by Pfizer, and as president of Nabisco International.

Mr. Coughlin is currently the lead independent director of Allergan plc, and chairs the audit and finance committee for Alexion Pharmaceuticals. He previously served on the board of directors of Dun & Bradstreet, Inc., where he was chairman; Hologic, Inc.; Forest Laboratories (acquired by Allergan plc); Covidien plc (acquired by Medtronic plc); Dipexium Pharmaceuticals Inc.; The Interpublic Group of Companies; Monsanto Company; and Perrigo Company. Mr. Coughlin was named NACD 2015 Corporate Director of the Year.

Mr. Coughlin holds a bachelor’s degree in accounting from Boston College.

About Karuna

Karuna is a clinical-stage biopharmaceutical company committed to developing and delivering first-in-class therapies with the potential to transform the lives of people with CNS disorders – which remain among the most disabling and potentially fatal disorders worldwide. Galvanized by the understanding that today’s neuropsychiatric and pain management patients deserve better, Karuna’s mission is to harness the untapped potential of the brain’s complex biology in pursuit of novel therapeutic pathways that will advance the standard of care. For more information, please visit karunatx.com.

Investor Contact:

Chris Brinzey

Westwicke, an ICR Company

+1 339 970-2843

chris.brinzey@westwicke.com

Media Contact:

Jenn Gordon

GlobalHealthPR

+1 202 587-2580

jgordon@globalhealthpr.com